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                      March 21, 2024

       B S Muthu Balakrishnan
       Chief Financial Officer
       Verde Resources, Inc.
       2 Cityplace Drive
       Suite 200
       St. Louis, MO 63141

                                                        Re: Verde Resources,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended June 30, 2023
                                                            Filed October 16,
2023
                                                            File No. 000-55276

       Dear B S Muthu Balakrishnan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation